Exhibit 99.1

Blue Owl Capital Completes Acquisition of Oak Street Real Estate Capital

New York, New York and Chicago, Illinois – December 30, 2021 – Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL) announced today the completion of its acquisition of Oak Street Real Estate Capital, LLC (“Oak Street”) and its investment advisory business. The transaction was previously announced in October of 2021.

Oak Street is a Chicago-based firm, founded in 2009 with over 35 employees and with $12.4 billion of assets under management as of September 30, 2021. The firm focuses on structuring sale-leasebacks, which includes triple net leases, as well as providing seed and strategic capital. Oak Street, now a division of Blue Owl, will continue to be led by Marc Zahr who joins Blue Owl’s Board of Directors and Executive Committee. Oak Street’s Chicago office is now an additional office for Blue Owl.

Doug Ostrover, Co-Founder and CEO of Blue Owl, said: “We are thrilled to officially welcome Marc and the Oak Street team to Blue Owl. Oak Street is the industry’s preeminent net lease platform with meaningful capital, scale and expertise that will further expand Blue Owl’s range of investment solutions. We look forward to working closely together and are excited for what the future holds.”

Marc Zahr, Co-Founder and CEO of Oak Street, said: “Through its direct lending and GP stakes solutions, Blue Owl has built a one-stop shop for alternative asset managers in solving capital needs. We are excited to join the Blue Owl team and add our flexible real estate solutions to the platform.”

Kirkland & Ellis LLP acted as legal counsel to Blue Owl. Berkshire Global Advisors served as financial advisor and Willkie Farr & Gallagher LLP and Gibson, Dunn & Crutcher LLP acted as legal counsel to Oak Street.

About Blue Owl

Blue Owl Capital is an alternative asset manager that provides investors access to Direct Lending and GP Capital Solutions strategies through a variety of products. The firm’s breadth of offerings and permanent capital base enables it to offer a differentiated, holistic platform of capital solutions to participants throughout the private market ecosystem, including alternative asset managers and private middle market corporations. The firm had approximately $70.5 billion of assets under management as of September 30, 2021. Blue Owl Capital’s management team is comprised of seasoned investment professionals with more than 25 years of experience building alternative investment businesses. Blue Owl Capital has over 300 employees across its Direct Lending and GP Capital Solutions divisions and has nine offices globally. For more information, please visit us at www.blueowl.com.

About Oak Street

Oak Street Real Estate Capital is a diversified real estate investment firm. The firm was founded in 2009 and headquartered in Chicago, Illinois. Oak Street offers a unique platform combining direct and indirect real estate strategies across two lines of business, its Net Lease platform and its Seeding and Strategic Capital platform. The Net Lease platform is focused on acquiring properties net-leased to investment grade and creditworthy tenants. Oak Street specializes in providing flexible capital solutions to a variety of organizations including corporations, healthcare systems, universities and government entities.

The Seeding and Strategic Capital platform was founded with the focus of investing in early-stage real estate managers. The firm provides strategic institutional capital to managers enhanced by attractive general partnership economics and an active governance role. The platform seeks to work with strongly aligned management teams with leading investment capabilities, oftentimes led and controlled by women and minorities.

Investor Contact

Ann Dai

Head of Investor Relations

owlir@blueowl.com

Media Contact

Prosek Partners

David Wells / Nick Theccanat

Pro-blueowl@prosek.com